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For further information contact:
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Holly Houston                            Joele Frank/Dan Katcher
716-338-8064 office                      Joele Frank, Wilkinson Brimmer Katcher
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                     BAUSCH & LOMB RESPONDS TO WESLEY JESSEN

                  Preliminary Proxy Materials To Be Filed Today


FOR RELEASE FRIDAY, MAY 19, 2000
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      ROCHESTER, N.Y. - Bausch & Lomb (NYSE: BOL) gave the following statement in connection with Wesley Jessen's Board of Directors' recommendation that Wesley Jessen shareholders not tender their shares into Bausch & Lomb's $35.55 per share cash tender offer for all the outstanding shares of Wesley Jessen VisionCare, Inc. (Nasdaq: WJCO).

      "We are disappointed by Wesley Jessen's position regarding our premium offer. We had hoped that the past month would have provided sufficient time for W-J to conclude its third party discussions and recommend our offer to its shareholders," said William M. Carpenter, chairman and chief executive officer of Bausch & Lomb. "Nonetheless, we remain committed to our offer to acquire Wesley Jessen and ask W-J to provide its shareholders with a sufficient amount of information, prior to the expiration of our tender offer, to evaluate our offer in the context of any competing alternatives."
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      "We will continue to make the case to Wesley Jessen shareholders that our offer represents the highest value available for the company. In that regard, we strongly encourage all Wesley Jessen shareholders to tender their shares in support of our offer and as a message to the Board of Directors that they expect our offer to be embraced by the Wesley Jessen Board in the absence of a superior offer to acquire the company. As a further indication of our commitment to this transaction, we will file today our preliminary proxy materials to elect three members to Wesley Jessen's Board of Directors at its annual meeting, which is scheduled for June 23, 2000," Carpenter concluded.

      Bausch & Lomb reiterated that if by May 31, 2000 Wesley Jessen does not enter into negotiations with Bausch & Lomb, or if less than a majority of Wesley Jessen shares have been tendered, Bausch & Lomb intends to let its offer expire on that date, without purchasing any Wesley Jessen shares.
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Investor Relations Contact:
Angela Panzarella
716-338-6025 office
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This news release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of Wesley Jessen common stock. The solicitation of offers to buy Wesley Jessen common stock is only made pursuant to the Offer to Purchase and related materials that Bausch & Lomb has made available to Wesley Jessen stockholders and have filed with the SEC as part of the tender offer statement. Wesley Jessen stockholders are able to obtain the tender offer statement, including the Offer to Purchase and related materials, for free at the SEC's Web site at www.sec.gov. Wesley Jessen stockholders are urged to carefully read those materials prior to making any decisions with respect to the offer.
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This release contains some forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our 10-Q, 8-K and 10-K reports to the SEC.
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Bausch & Lomb Incorporated is the preeminent global technology-based healthcare company for the eye, dedicated to helping consumers see, look and feel better through innovative technology and design. Its core businesses include soft and rigid gas permeable contact lenses, contact lens-care products, products for ophthalmic surgery and pharmaceutical products. The company is advantaged with some of the most respected brands in the world starting with its name, Bausch & Lomb(R), and including SofLens66(TM), PureVision(TM), Boston(R), ReNu(R), and Storz(R). Founded in 1853 in Rochester, N.Y., where it continues to have its headquarters, the company has pro-forma annual revenues of approximately $1.8 billion and employs approximately 12,000 people in 35 countries. Bausch & Lomb products are available in more than 100 countries around the world. Additional information about the company can be found on Bausch & Lomb's Worldwide Web site at http://www.bausch.com. CF28-0500